Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	williamlowe@kemet.com	deandimke@kemet.com
	864-963-6484	954-766-2806

KEMET SIGNS AGREEMENT TO ACQUIRE 34% INTEREST IN NEC TOKIN

OPTION TO ACQUIRE 100% OWNERSHIP

Greenville, South Carolina (March 12, 2012) — KEMET Corporation (NYSE: KEM), a leading manufacturer of tantalum, ceramic, aluminum, film, paper and electrolytic capacitors, announced today that it has signed an agreement to acquire a 34% economic interest with a 51% voting interest in NEC TOKIN Corporation (“NT”), a manufacturer of tantalum capacitors, electro-magnetic, electro-mechanical, access devices and piezoelectric ceramics from NEC Corporation of Japan. Revenue of NT for the twelve-month period ended March 31, 2011 was ¥64,770 million or approximately $755 million.

“Today’s announcement is certainly the most dramatic change in the history of our company, and possibly even in the Electronic Component Solutions industry. We are presenting a roadmap outlining an initial joint venture between NEC TOKIN and KEMET that will take us on a journey that will lead to a truly global enterprise and one of the most exciting component solutions companies in the world,” said Per Loof, Chief Executive Officer of KEMET.  “We are excited about what this venture means to both NEC TOKIN’s and KEMET’s customers and the strength that it brings in areas of manufacturing expertise, product development, and synergies across our product base.  The long-term opportunities for people and business growth have opened up immensely for all of our combined employees and the future opportunities for all other stakeholders, customers and investors, have moved to a new and higher plateau,” continued Loof.

KEMET will pay an initial purchase price of $50 million at the closing of this first transaction for a 34% economic interest and a 51% voting interest in NT.  KEMET will make a second $50M payment around August 31, 2014 in exchange for an additional economic interest of 15% resulting in an economic ownership of 49% while maintaining 51% of the voting common stock. The value of the third and final payment will depend upon the operating results of NT at the time based on a multiple of six times twelve months trailing EBITDA less the previous payments. The transaction is subject to customary closing conditions, including required regulatory filings.  The transaction is expected to close in early summer.

NT’s headquarters are currently located in Tokyo Japan.  It has manufacturing locations in Sendai, Shiroishi and Toyama Japan; Xiamen, China; Dong Nai, Vietnam; Calamba, Philippines; and Chachoengsao, Thailand. NT has a total of ten sales offices located in the U.S., Europe, and Asia.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.

Tel: 864.963.6300  Fax: 864.963.6306

Per Loof, Chief Executive Officer and William M. Lowe, Executive Vice President and CFO will host a conference call from Tokyo beginning at 4:30 p.m. EDT  Monday, March 12, 2012 to provide additional information regarding this acquisition.  In addition, investors may view a video posted on the company’s website found on the home page for further information.

About KEMET

KEMET’s common stock is listed on the NYSE under the symbol “KEM.” At the Investor Relations section of our web site at http://ir.kemet.com/, users may subscribe to KEMET news releases and find additional information about our Company. KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact the Company’s ability to realize operating plans if the demand for the Company’s products declines, and such conditions could adversely affect the Company’s liquidity and ability to continue to operate; (ii) adverse economic conditions could cause further reevaluation and the write down of long-lived assets; (iii) an increase in the cost or a decrease in the availability of the Company’s principal raw materials; (iv) changes in the competitive environment of the Company; (v) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vi) economic, political, or regulatory changes in the countries in which the Company operates; (vii) difficulties, delays or unexpected costs in completing the Company’s restructuring plan; (viii) the inability to attract, train and retain effective employees and management; (ix) the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (x) exposure to claims alleging product defects; (xi) the impact of laws and regulations that apply to the Company’s business, including those relating to environmental matters; (xii) volatility of financial and credit markets affecting the Company’s access to capital; (xiii) the need to reduce the total costs of the Company’s products to remain competitive; (xiv) potential limitation on the use of net operating losses to offset possible future taxable income; (xv) restrictions in the Company’s debt agreements that limit the Company’s flexibility in operating its business;  (xvi) additional exercise of the warrant by K Equity, LLC which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions; and (xvii) risks associated with current and future acquisitions and other strategic transactions, including the

Company’s acquisitions of Niotan Incorporated and NEC Tokin Corporation.  Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.